Ciphergen Reports First Quarter 2007 Financial Results and Business Progress

                - Conference Call Today at 11 a.m. Eastern Time -

    FREMONT, Calif., May 16 /PRNewswire-FirstCall/ -- Ciphergen Biosystems,
Inc. (Nasdaq: CIPH) today announced financial results for its first quarter ended March 31, 2007 and provided an update on business progress.
    "We are excited about the advances we are making in each of our diagnostic programs," said Gail S. Page, President and Chief Executive Officer of Ciphergen. "Development and validation of our test for thrombotic thrombocytopenic purpura (TTP) and our test to detect peripheral arterial disease (PAD) are progressing well. Our ovarian cancer program is moving forward and our clinical trial remains on track for submission by the end of 2007 to the FDA for clearance."
    "In keeping with our mission to be a leader in high value molecular diagnostic tests, the board of directors recently voted to change the name of the Company to Vermillion, Inc. This change requires stockholder approval, which we hope to receive at our annual meeting on June 29, 2007. We believe that this new name befits the substantial transformation that has occurred over the last fifteen months and provides a new underpinning from which to build a significant diagnostics company," continued Ms. Page.

    First Quarter 2007 Financial Results
    On November 13, 2006, Ciphergen sold its life science research business to Bio-Rad Laboratories. Going forward the Company does not anticipate having revenue until its diagnostic tests are commercialized. Accordingly, the Company had negligible revenue in the first quarter of 2007 compared to $7.1 million in the first quarter of 2006.
    Total operating expenses for the first quarter of 2007 were $5.7 million compared to $8.8 million in the same period last year. The reduction in operating expenses was due primarily to the elimination of selling and marketing expenses associated with the Company's former life sciences business.
    The net loss for the first quarter of 2007 was $6.0 million compared to $5.5 million for the same period in 2006. Basic and diluted net loss for the first quarter of 2007 was $0.15 per share based on 39.2 million shares outstanding compared to a basic and diluted net loss per share of $0.15 per share for the same period in 2006 based on 36.0 million shares outstanding.
    At March 31, 2007, the Company's cash and investments were $13.6 million, compared to $17.7 million at December 31, 2006. Net cash used in operating activities in the first quarter of 2007 was $5.6 million. In addition, Ciphergen has $1.2 million remaining to draw from a loan facility from Quest Diagnostics, which indebtedness is forgivable upon accomplishment of certain milestones.

    Recent Accomplishments
    Recent accomplishments included the following:

    -- Hired Mr. Steve Lundy as Senior Vice President of Sales and Marketing who brings nearly 20 years of experience managing sales and marketing functions in diagnostic industries to Ciphergen.
    -- Initiated a prospective clinical trial with approximately 25 sites starting to enroll patients to evaluate its ovarian cancer triage test to differentiate women with ovarian cancer from women with benign pelvic masses.
    -- Presented data at the annual meeting of the Society of Gynecologic Oncologists describing results of a prospective clinical study at Rigshospitalet (Copenhagen). Ciphergen's test to distinguish benign from malignant pelvic masses had 84% sensitivity, 80% specificity as compared to 33% and 67%, respectively, for current standard of care. Based on these results, twice as many women with ovarian cancer could be appropriately referred to the gynecologic oncologist if this test were used.

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    --  Presented data at the American Association for Cancer Research annual meeting on the discovery of several protein biomarkers that may be potential diagnostic markers in detection of early-stage ovarian cancer. These findings support Ciphergen's efforts to develop a diagnostic for monitoring women at high-risk for ovarian cancer, one of three diagnostic programs that Ciphergen currently has under development for ovarian cancer.
    -- Continued to develop and clinically validate, in collaboration with The Ohio State University Research Foundation, a proteomics-based diagnostic test to detect thrombotic thrombocytopenic purpura (TTP), a hematologic disease that causes abnormal clotting and carries the risk of neurologic, renal, and cardiac dysfunction and even death. This test is aimed at helping physicians make the correct diagnosis, initiate timely treatment, evaluate response to therapy, and predict the risk of recurrence in patients with TTP.
    -- With Quest, we have continued to validate a blood-based assay for the detection of peripheral arterial disease (PAD). This is the second test that Quest has agreed to jointly develop and commercialize as part of the Companies' strategic collaboration. There are currently 12 million Americans diagnosed with PAD and there are over 30 million Americans at risk for the disease who would benefit from early diagnosis.

    Upcoming Milestones
    Ciphergen anticipates accomplishing the following milestones in 2007:
    -- Complete the prospective clinical trial of its ovarian tumor triage test and submit the results to the U.S. Food and Drug Administration for clearance as the first test for use as an adjunct to other diagnostic methods to help physicians in the differential diagnosis of a persistent pelvic mass;
    -- Register the Company and its tests in at least one country in the European Union;
    -- Continue to move its diagnostic tests in TTP and PAD forward through clinical validation studies and development to prepare for market launch in the U.S.
    -- Continue to work with collaborators to identify and in-license biomarkers for future diagnostics.

    Conference Call
    A conference call and webcast will be held today at 11 a.m. Eastern Time to discuss these results and provide an update on business developments. To access the live conference call via phone, dial (877) 325-7371 from the United States and Canada or (706) 634-0768 internationally. The conference ID is 21338536. Please dial-in approximately ten minutes prior to the start of the call. Additionally, you may access the live and subsequently archived webcast of the conference call from the Investor Relations section of the Company's website at http://www.ciphergen.com. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.
    A telephone replay will be available beginning approximately two hours after the call through May 23, 2007 and may be accessed by dialing (800) 633-8284 from the United States and Canada or (+1 402) 977-9140 internationally. The replay passcode is 21338536. An archived replay of the webcast will be available until the next quarterly call.

    About Ciphergen
    Ciphergen Biosystems, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Ciphergen, along with its prestigious scientific collaborators, has ongoing diagnostic programs in oncology/hematology, cardiology and women's health with an initial focus in ovarian cancer. Based in Fremont, California, more information about Ciphergen can be found on the Web at http://www.ciphergen.com.

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    Safe Harbor Statement
    This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2006, and in our periodic reports on Form 10-Q and Form 8-K. Ciphergen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. Examples of such forward-looking statements include statements regarding Ciphergen's expectations for the timing of completion of its ovarian tumor triage test clinical trial and the related submission to the U.S. Food and Drug Administration, its TTP and PAD program plans, and expected plans for European registration and future collaborations. Actual results may differ materially from those projected in such forward-looking statements due to various factors, including the risk that Ciphergen is unable to successfully utilize resources and execute plans for its molecular diagnostics business. Investors should consult our Form 10-K for the year ended Dec. 31, 2006, as amended, and our periodic reports on Form 10-Q and Form 8-K

    NOTE: Ciphergen is a registered trademark of Ciphergen Biosystems, Inc.



                   Ciphergen Biosystems, Inc. and subsidiaries
            Unaudited Condensed Consolidated Statements of Operations
                  (Dollars in Thousands, Except per share data)

                                                                         Ending
                                                       Three Months     March 31
                                                             2007         2006

Revenue                                                    $     21    $  7,064

Cost of Revenue                                                  15       3,404

Gross Profit                                                      6       3,660

Operating expenses:
 Research and development                                     1,911       2,992
 Sales and marketing                                            556       3,503
 General and administrative                                   3,197       2,279
Total operating expenses                                      5,664       8,774

Loss from continuing operations                              (5,658)     (5,114)

Interest and other income (expense), net                       (383)       (236)

Loss from continuing operations
 before income taxes                                         (6,041)     (5,350)
Income tax provision (benefit) from
 continuing operations                                            6         114

Net loss from continuing operations                          (6,047)     (5,464)

Net loss                                                   $ (6,047)   $ (5,464)

Basic and diluted net loss per share                       $  (0.15)   $  (0.15)

Shares used in computing basic and
 diluted net loss per share                                  39,233      35,999

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                 Ciphergen Biosystems, Inc. and subsidiaries
               Unaudited Condensed Consolidated Balance Sheets
                             (Dollars in Thousands)

                                                         March 31,  December 31,
                                                           2007          2006(1)
ASSETS
Current assets:
  Cash and cash equivalents                              $  13,582    $  17,711
  Accounts receivable, net                                      29           29
  Prepaid expenses and other current
   assets                                                    1,822        2,300
    Total current assets                                    15,433       20,040

Property, plant and equipment, net                           2,155        2,260
Other long term assets                                         714          716
    Total assets                                         $  18,302    $  23,016

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                       $   3,174    $   2,401
  Accrued liabilities                                        3,372        4,600
  Current portion of deferred revenue                           21           45
    Total current liabilities                                6,567        7,046

Long term debt owed to related party                         8,750        7,083
Convertible senior notes, net of discount                   18,466       18,428
Other long term liabilities                                    260          360
    Total liabilities                                       34,043       32,917

Stockholders' deficit:
  Common stock                                                  39           39
  Additional paid in capital                               208,204      207,991
  Accumulated other comprehensive loss                         (77)         (71)
  Accumulated deficit                                     (223,907)    (217,860)
    Total stockholders' deficit                            (15,741)      (9,901)
    Total liabilities and
     stockholders' deficit                               $  18,302    $  23,016


(1) The condensed consolidated balance sheet at December 31, 2006 has been derived from the audited consolidated financial statements at that date included in the Company's Form 10-K for the fiscal year ended December 31, 2006.

SOURCE  Ciphergen Biosystems, Inc.
    -0-                             05/16/2007
    /CONTACT: Sue Carruthers, Investor Relations of Ciphergen Biosystems, Inc., +1-510-505-2297; or Daryl Messinger, PR\IR of WeissComm Partners, +1-415-946-1062, for Ciphergen Biosystems, Inc./
    /Web site:  http://www.ciphergen.com /
    (CIPH)


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